Exhibit 10.1

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of January 28, 2019, by and between Justin Wiernasz (“Employee”) and Innovative Food Holdings, Inc., a Florida corporation (the “Employer” or the “Company”) as of January 28, 2019.

WHEREAS, the Employer recognizes that the Employee has had and is expected to continue to have a critical and essential role in guiding the Employer and in developing the Employer’s business;

WHEREAS, the Employee is expected to make major contributions to the stability, growth and financial strength of the Employer;

WHEREAS, the Employer has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Employee to his assigned duties without distraction;

WHEREAS, in consideration of the Employee’s employment with the Employer, the Employer desires to provide the Employee with certain compensation and benefits as set forth in this Agreement; and

WHEREAS, the Employee desires to be employed by the Employer on the terms contained in this Agreement which shall supersede all previous agreements regarding Employee’s service as an officer, director and employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Position and Duties.

(a)     The Employee shall serve as an employee of the Employer reporting to the Employer’s Chief Executive Officer.

(b)     The Employer agrees to propose to the shareholders of the Employer at each appropriate meeting of such shareholders during the Term and any Renewal Term, (as such terms are defined below), the election and reelection of the Employee as a member of the Employer’s Board of Directors (the “Board”).

(c)     The Employee shall have such duties, authority and responsibilities as described in Exhibit A. Provided such activities do not interfere with Employee’s obligation to the Employer, the Employee shall be entitled to (i) serve as an advisor or member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) manage the Employee’s personal and family investments, and (iv) engage in and/or have an ownership interest in other businesses. In addition, the Employee has disclosed to the Employer his involvement in entities and investments other than the Employer (collectively, the “Outside Activities”). The Employer shall permit the Employee to continue to engage in the Outside Activities. The Company shall also permit the Employee to engage in other business related activities provided that the Employee agrees to disclose to the Employer any actual or potential conflict of interest arising out of any such Outside Activity.

2.     Term. This Agreement and Employee’s employment hereunder shall be for an initial term of three (3) years commencing on the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date, unless terminated earlier by the Employer or the Employee pursuant to Section 4 of this Agreement (the “Term”). Thereafter, at the election of the Employee and the Employer, this Agreement may be extended for an additional two (2) years (the “First Extension”). Thereafter, at the election of the Employee and the Employer, this Agreement may be extended for an additional one (1) year (the “Second Extension”). Each First Extension and Second Extension shall be referred to as a Renewal Term. The date upon which this Agreement would terminate if both extensions are elected shall be referred to as the Expiration Date.

3.     Compensation and Related Matters.

(a)     Base Salary. The Employee’s initial annual base salary shall be $326,000 subject to applicable withholdings (the “Base Salary”). The Base Salary shall be payable in accordance with the Employer’s normal payroll procedures in effect from time to time. The Base Salary shall increase five percent (5%) per annum during the Term of this Agreement. The CEO shall review the Base Salary annually and may increase the Base Salary, and the term “Base Salary” shall refer to such increased amount.

(b)     Annual Bonus. The Employee shall receive $25,000 cash bonus and $25,000 equity bonus to be paid by the second quarter of 2019. During the Term, the Employee may receive an annual cash bonus or equity grant, in respect of each full or partial fiscal year of the Employer occurring during the Term, any Stock Compensation, as well as other cash and/or stock bonuses, as determined in the sole discretion of the CEO based on his assessment of Employer and individual performance in relation to performance targets, a subjective evaluation of Employee’s performance or such other criteria as may be established (the “Annual Bonus”). The Annual Bonus may be valued at up to thirty five percent (35%) of such year’s Base Salary.

(c)     Milestone Bonuses. In addition to any other compensation to which the Employee is entitled, upon the Employer obtaining any of the milestones set forth on Exhibit B hereof, Employee will be entitled to awards of common stock calculated in accordance with Exhibit B hereof. Any such award of common stock shall be subject to the terms of the applicable Award Agreement, in the form attached hereto as Exhibit C.

(d)     Long Term Incentive Plan. The Employee shall be entitled to participate in all bonus plans, policies, practices, policies and programs adopted by the Employer and applicable generally to senior of the Employer. At Employee’s request, the Employer shall, at the Employer’s expense, set up a retirement plan for executives and senior officers of the Employer.

(e)     Equity Incentive Plan. The Employee shall be granted the equity rights set forth on Exhibit D. Additionally, the Employee shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Employer and applicable generally to other senior employees of the Employer. When used in this Agreement “Fair Market Value” shall mean: (1) If the Employer’s common stock (the “common stock”) is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the common stock, the closing or, if not applicable, the last price of the common stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last trading day prior to the applicable date; (2) If the common stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the common stock for the trading day referred to in clause (1), and if bid and asked prices for the common stock are regularly reported, the mean between the bid and the asked price for the common stock at the close of trading in the over-the-counter market for the trading day on which common stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and (3) If the common stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Employer, in good faith, shall determine.

(f)     Equity Repurchase. The Employee shall also have the option during each calendar year that this agreement is in affect to require the Company to purchase up to 100,000 shares of common stock issued by the Company to the Employee or acquired by Employee via vested options at the Fair Market Value of such shares on the date of such request (“Stock Repurchase Rights”). All shares of common stock issued to the Employee by the Company, pursuant to this agreement or any other issuance, shall, at request of executive, be registered for resale on a registration statement filed with the Securities and Exchange Commission on a Form S-8. The Company shall cooperate with the Employee in the implementation of any 10b-5 plan to allow the Employee to sell his shares.

(g)     Business Expenses. The Employer shall promptly reimburse the Employee for all reasonable business-related expenses incurred in connection with the performance of the Employee’s duties hereunder in accordance with the policies and procedures then in effect and established by the Employer for its senior employees.

(h)     Insurance. The Employer shall provide the Employee with health insurance for the Employee and his dependents. The insurance coverage provided shall be not less than what the Employee has prior to this agreement and in any event not less than 100% coverage at the highest available plan available from the Employer’s current benefits provider for Florida Residents. At a minimum Health will include 100% coverage of medical, dental, vision, and 100% coverage of long-term disability for Employee’s entire Base Salary and accidental death and/or dismemberment. Company will also provide Employee with $2,500,000 of life insurance with an insurance company rated “A” or higher. Should the Employee elect to not utilize any of the benefits described in this paragraph or any benefits described else in which Agreement, then the Employer will pay to the Employee the equivalent value of such insurance plan or benefit.

(i)     Other Benefits. The Employee shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior employees of the Employer and any benefits or covered expenses included in all previous employment agreements between the Employer and the Employee. Should the Employee defer such benefits for one year it shall not be deemed deferred for any other year.

(j)     Vacation. The Employee shall be entitled to accrue up to 21 paid vacation days in each year, which shall be accrued ratably. The Employee shall also be entitled to all paid holidays given by the Company to its executives and employees. Any unused vacation days shall be rolled forward to be used in future years.

(k)     Sick Days. The Employee shall be entitled to accrue up to 6 paid sick days in each year, which shall be accrued ratably. Any unused sick days shall be rolled forward to be used in future years.

(l)     Withholding. All amounts payable to the Employee under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes and requirements.

(m)     Direct Payment. To the extant practical, at the request of the Employee, all benefits granted hereunder will be paid directly by the Company to the vendor.

(n)     Shares in lieu. In lieu of cash for any payments due to the Employee may elect to receive shares of the Company’s common stock valued at the Fair Market Value based upon the date such cash should have been paid to the Employee. The election can be made from 30 days before and 60 days after the date such cash should have been paid to the Employee.

(o)     Directed Payment. To the extent permitted by law and the Employee’s 2011 Stock Option Plan, the Employee may forgo any cash payment, due hereunder and direct the Company to pay the gross amount of such payment to a third party. To the extent permitted by law, the Employee may defer any payment of any kind due under this agreement including any non-cash payments, hereunder to such later time as determined by the Employee.

4.     Termination. The Employee’s employment may be terminated under the following circumstances:

(a)     Death. The Employee’s employment hereunder shall terminate upon his death.

(b)     Disability. The Employer may terminate the Employee’s employment if the Employee becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Employee is unable to perform the essential functions of his position as Director of Strategic acquisitions, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any rolling consecutive 12-month period. Notice of termination for Disability shall not take effect unless notice of at least 90 days is provided to the Executive. Such notice may not be given (and the Disability not deemed to have occurred) until the Disability is first confirmed in writing by a medical professional mutually acceptable to both the Executive and the Compensation committee.

(c)     Termination by Employer for Cause. The Employer may terminate the Employee’s employment for Cause. For purposes of this Agreement, “Cause” means the Employee’s: (i) willful misconduct or gross negligence which causes material harm to the Employer; (ii) fraud, embezzlement or willful other material dishonesty with respect to the affairs of the Employer or any of its affiliates; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Employer or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a willful material breach of this Agreement or a willful breach of a fiduciary duty owed to the Employer, provided that any such breach, shall not constitute Cause unless the Employer has provided the Employee with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Employer’s notice (the “Cure Period”); and (z) an opportunity to be heard before the Board with the Employee’s counsel present prior to the Board’s decision to terminate the Employee’s employment for Cause.

(d)     Termination by the Employer without Cause. The Employer may not terminate the Employee’s employment during any Term or Renewal Term without Cause.

(e)     Termination by the Employee. Unless Employee is sooner terminated for Cause, Employee may terminate his employment, provided the Employee resigns from all positions he holds at the Company or any subsidiary of the Company including as a director, at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(f)     Termination by the Employee for Good Reason. The Employee may terminate his employment for Good Reason provided the Employee resigns from all positions he holds at the Company or any subsidiary of the Company. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Employee’s Base Salary; (ii) removal of Employee from the Employer’s Board of Directors by the Employer except if such removal was for cause; (iii) the Employer shall have had a Change in Control (as defined below); (iv) Employee’s receipt of a termination notice from the Employer seeking to terminate the Employee’s employment in violation of Section 4(d); or (v) the Employer’s material breach of this Agreement; provided that, within 90 days of the Employer’s act or omission giving rise to a resignation for Good Reason, the Employee notifies the Employer in a writing of the act or omission, the Employer fails to correct the act or omission within 30 days after receiving the Employee’s written notice (the “Cure Period”) and the Employee actually terminates his employment within 60 days after the date the Employer receives the Employee’s notice; provided further that there shall be no Cure Period for removal of Employee from the Board of Directors or a Change in Control. For the purposes of this Agreement a “Change in Control” shall mean any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Employer, by contract or otherwise) of in excess of 50% of the voting securities of Employer, (b) Employer merges into or consolidates with any other person, or any person merges into or consolidates with Employer and, after giving effect to such transaction, the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of Employer or the successor entity of such transaction, (c) Employer sells or transfers all or substantially all of its assets to another person and the stockholders of Employer immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the Employer not nominating the Employee for reelection as a director.

(g)     Expiration. Employee’s employment shall terminate on the Expiration Date.

(h)     Termination Date. The “Termination Date” means: (i) if the Employee’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Employee’s employment is terminated on account of his Disability under Section 4(b), the date on which the Employer provides the Employee a written termination notice; (iii) if the Employer terminates the Employee’s employment for Cause under Section 4(c), 10 business days after which the Employer provides the Employee a written termination notice unless the circumstances giving rise to the termination are subject to a Cure Period, in which case the date on which the Employer provides the Employee a written termination notice following the end of the Cure Period; (iv) if, despite the restriction against doing so under Section 4(d), the Employer terminates the Employee’s employment without Cause under Section 4(d), the business day on which the Employer provides the Employee a written termination notice; (v) if the Employee terminates or resigns his employment without Good Reason under Section 4(e), immediately upon notice to the Employer from the Employee, or such later date as set forth in the notice, regardless of any termination notices received by the Employee from the Employer; (vi) if the Employee terminates or resigns his employment with Good Reason under Section 4(f), the date on which the Employee provides the Employer a timely written termination notice, except the Termination Date shall be the last day of any relevant cure period, if applicable; and (vii) the Expiration Date if the Employee’s employment terminates under Section 4(g).

5.     Compensation upon Termination or Change in Control.

(a)     Termination by the Employer for Cause; by the Employee without Good Reason; or upon the Expiration Date. If the Employee’s employment with the Employer is terminated pursuant to Sections 4(c), 4(e), or 4(g) following the Employee’s election not to renew the Term or Renewal Term, the Employer shall pay or provide to the Employee the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense and benefits reimbursements, any earned but unpaid Annual

Bonus, any accrued and unused vacation days (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Employee’s Termination. Provided however, in the event of a termination under Section 4(e) above, the Employee shall continue to receive fifty percent (50%) of the compensation set forth in Sections 3(a) and 3(h) for one year post termination, as if this Agreement had not been terminated.

(b)     Death; Disability. If the Employee’s employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Employee (or his authorized representative or estate) shall be entitled to the following:

(i)     the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination Date);

(ii)     a pro-rata portion of the Employee’s Annual Bonus, if any, for the fiscal year in which the Employee’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Employee is employed by the Employer and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior Employees of the Employer;

(iii)     vest the Employee on the applicable Termination Date for any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria as if the Employee continued to provide services to the Employer for 12 months following the applicable Termination Date;

(iv)     subject to the Employee’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employer shall reimburse the Employee or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of eighteen (18) months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Employer shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Employer paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code; and

(v)     in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of the Base Salary in effect on the Termination Date until the earlier of (A) the 12-month anniversary of the Termination Date, and (B) the date Employee is eligible to commence receiving payments under the Employer’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Employer, through the 12-month anniversary of the Termination Date will compensate the Employee’s estate the difference in net compensation.

(c)     Termination by the Employer without Cause, by the Employee with Good Reason. If the Employee’s employment is terminated by the Employer without Cause despite the restriction against doing so under Section 4(d), or the Employee terminates his employment for Good Reason as provided in Section 4(f), then the Employee shall be entitled to the following:

(i)     the Accrued Obligations earned through the Termination Date , Stock Compensation, bonuses, payments, compensation, benefits, bonuses, milestone payments and any other payment, including but not limited to everything payable under Section 3 of this Agreement earnable through the Expiration Date (“Future Obligations”), payable on or before the time required by law but in no event more than 30 days after the applicable Termination.

(ii)     Full vesting of the Employee in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria and any equity grants that would have accrued through the Expiration Date as set forth on Exhibit D or in any other agreement. All such grants, entitlements, rights, including any Compensation Shares, shall be valued at the lower of the Fair Market Value on (A) the date of this Agreement; (B) the Termination Date; or (C) the date of the Change of Control event.

(iii)     All rights, benefits, incentives and milestones bonuses or any other Company obligations, including but not limited to any items in Exhibit B or Exhibit D, shall be paid in accordance with the terms of this Agreement as if it was not terminated.

(iv)     Subject to the Employee’s timely election of continuation coverage under COBRA, the Employer shall reimburse the Employee the monthly premium payable to continue his and his eligible dependents’ participation in the Employer’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of 18 months, provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Employer shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Employer paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(d)     No Reason. If the Employee’s employment is terminated by the Employee pursuant to Section 4(e) above, the Employee shall continue to receive, as if this Agreement had not been terminated the compensation set forth in Section 3(a), 3(e), and 3(g) for one year post termination.

(e)     No Mitigation or Offset. In the event of any termination of Employee’s employment hereunder, Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Employer under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

(f)     Effect of Termination on Officer and Board Positions. Any termination of the Employee with respect to the Employee’s standing as an Employee officer or Board Member must expressly designate which such role is subject to termination. The termination of the Employee as an Officer will not thereby terminate the Employee’s Board status unless the termination so states, in which event the

Employee shall resign his Board position as a condition to receiving any of the payments set forth in this Section 5.

6.     Section 409A Compliance.

(a)     All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employer or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)     To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i)     Any termination of the Employee’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Employee to the Employer or any of its parents, subsidiaries or affiliates at the time the Employee’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)     If the Employee is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Employee’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Employee’s death, the Employer shall pay the Employee in a lump sum the aggregate value of the non-qualified deferred compensation that the Employer otherwise would have paid the Employee prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii)     It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

(iv)     Neither the Employer nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7.     Excess Parachute Payments.

(a)     To the extent that any payment, benefit or distribution of any type to or for the benefit of the Employee by the Employer or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Employee receiving a net after tax amount that exceeds the net after tax amount the Employee would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Employee shall have given prior written notice to the Employer to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Employer shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

(b)     If the Total Payments to the Employee are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Employee which will not have been made by the Employer should have been made (“Underpayment”) or that Total Payments to the Employee which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee. In the event of an Overpayment, then the Employee shall promptly repay to the Employer the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Employee to the date the same is repaid to the Employer

8.     Confidentiality and Restrictive Covenants.

(a)     Covenant Against Disclosure. All Confidential Information (defined below) relating to the Business of the Employer and its affiliates is, shall be and shall remain the sole property and confidential business information of them, free of any rights of the Employee. The Employee shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Employer. “Confidential Information” includes without limitation such documents as business plans, source code, documentation, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Employer and its affiliates, existing or prospective customers, clients, investors or other third parties with whom the Employer and its affiliates hereto have relationships or conduct business that may be disclosed to the Employee as part of the Employee’s employment. Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Employee from reporting, without first notifying the Employer or otherwise, possible violations of law or regulation to any governmental agency or entity.

(b)     Return of Employer Documents. On the Termination Date or on any prior date upon the Employer’s written demand, the Employee will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof).

(c)     Further Covenant. During the Term and through the first anniversary of the Termination Date, the Employee shall not, directly or indirectly, take any of the following actions, and, to the extent the Employee owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Employee will use his best efforts to ensure that such business does not take any of the following actions:

(i)     persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

(ii)     solicit for himself or any entity the business of a person or entity that was a customer of the Employer or its affiliates within the 12 months prior to the termination of the Employee’s employment, in competition with the Employer or its affiliates; or

(iii)     persuade or attempt to persuade any employee of the Employer or its affiliates to leave the employ of the Employer or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Employer or its affiliates within 1 year prior to the Employee’s Termination Date.

9.     D&O Insurance. At the request of the Employee, the Employer obtain and continue for as long as Employee is employed by the Employer, Directors and Officers insurance coverage (“D & O Insurance”), at levels no less than $10,000,000 with an insurance company rated “A” or higher. In the event that Company elects to change coverage or carriers for its D & O Insurance, Company shall notify Employee of such change and purchase, at a minimum, a three-year tail policy for such former insurance policy at the sole expense of Company and deliver evidence of such tail policy to Employee within, five (5) days after termination of Company’s existing D & O Insurance. Upon the termination of the Employee’s employment the Company shall purchase, at a minimum, a three-year tail policy at the sole expense of Company and deliver evidence of such tail policy to Employee.

10.     Current Employment Agreement. Any shares or share related compensation which have not yet vested or any bonuses which have not yet been earned pursuant to a prior employment agreement or otherwise approved by the Board will not be affected to the detriment of the Employee by this Agreement. Any bonuses or payments or potential payments previously authorized for the Executive, including without limitation, those associated with Food Hatch and Company spinoffs shall remain in effect and be considered a bonus under this Agreement.

11.     Waiver. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Employee in his capacity as a director or executive officer of the Company, the Board has renounced on behalf of the Company and its shareholders all interest and expectancy to (or being offered any opportunity to participate in) any opportunity presented to the Employee that may be considered a corporate opportunity of the Company, and the Employee shall have no obligation to communicate, offer, or present any opportunity presented to the Employee that may be considered a corporate opportunity of the Company, whether centered on geography, land rights, or otherwise (the “Renouncement”). The Company acknowledges that the Renouncement is a material term of this Agreement and the Employee is specifically relying on the Renouncement in agreeing to enter into this Agreement. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Employee in his capacity as a director or employee of the Company, to the fullest extent permitted by law, the Company hereby prospectively waives any and all claims arising from any business transacted by the Employee that could be construed as a corporate opportunity of the Company. A copy of the Board resolution is attached hereto as Exhibit E.

12.     No Disparagement. During the Term and through the second anniversary of the Termination Date, the Employee will not make public statements or communications that disparage the Employer or any of its businesses, services, products, affiliates or current, former or future directors and Employee officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Employer will instruct its directors and Employees not to make public statements or communications that disparage the Employee. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

13.     Non-Compete. During the term of this Agreement and for one year after the termination of this Agreement the Employee shall not, except as a passive investor holding 5% or less of the equity securities of a publicly traded company, have an equity, management, employment, consulting relationship with any person or entity that competes with the Company. In addition to the limitations contained in (a) above, during such one year restricted period, Employee will not engage in any form of commercial enterprise with any of the Company’s suppliers, customers, vendors, or potential customers the Company is currently in discussions with, other than for the retail purchase of food as a normal consumer, without written consent from the Employer. If any of the covenants contained in this section or any part thereof, are held by a court of competent jurisdiction to be unenforceable because of the duration or geographic scope of such provision, the activity limited by or the subject of such provision and/or the geographic area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

14.     Solicitation. Employee agrees that from the date of this Agreement until one (1) year after the termination of this Agreement, Employee will not (i) solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the 12 months prior to the termination of this Agreement; or (ii) persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within 1 year prior to the termination of this Agreement, provided that the foregoing restrictions shall not apply to (a) any solicitations of customers or employees made pursuant to general advertising; or (b) through search firms that are not directed specifically at employees of the Company.

15.     Shares. During the term of this Agreement and for five years thereafter, the Employee agrees all shares of common stock issued by the Company owned or controlled by the Employee whether acquired hereunder or by other means shall be subject to the terms set forth on Exhibit F.

16.     Indemnification. During the Term and thereafter, the Employer shall, except for where the Employee’s conduct was fraudulent, illegal, willful misconduct, or grossly negligent, indemnify and hold the Employee and the Employee’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Employee that arises out of or relates to the Employee’s service as an officer, director or employee, as the case may be, of the Employer, or the Employee’s service in any such capacity or similar capacity with any affiliate of the Employer or other entity at the Employer’s request, both prior to and after the Effective Date, and to promptly advance to the Employee or the Employee’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Employee or on the Employee’s behalf to repay such amount if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company. During the Term and thereafter, the Employer also shall provide the Employee with coverage under its then current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other Employee officers. If the Employee has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Employee may request indemnity under this provision, the Employee will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect the Employee’s right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and the Employee will use reasonable efforts to cooperate with such defense. To the extent that the Employee in good faith determines that there is an actual or potential conflict of interest between the Employer and the Employee in connection with the defense of a proceeding, the Employee shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by the Employee (provided that the Company may reasonably object to the selection of counsel within 10 business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with the Employee’s separate defense. This Section 16 shall continue in effect after the termination of the Employee’s employment or the termination of this Agreement.

17.     Disputes.

(a)     Any dispute or controversy arising out of or relating to this Agreement or Employee’s employment shall be submitted to binding arbitration by JAMS to take place in New York, NY with all such costs to be split by the Employer and Employee. Any dispute or controversy between the parties claim not subject to Arbitration pursuant to the previous sentence shall brought solely in the state and federal courts located in the State and County of New York.

(b)     BOTH THE EMPLOYER AND THE EMPLOYEE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c)     In the event of any contest or dispute relating to this Agreement or the termination of Employee’s employment hereunder, the prevailing party shall be reimbursed by the other party for 100% of such party’s reasonable legal fees and costs in such action.

18.     Integration. This Agreement, together will all other documents or agreement referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

19.     Successors. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Employee’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Employee fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

20.     Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Employer and Employee agree that this Agreement is subject to review by tax counsel and in the event any provision of this Agreement would result in severe negative tax treatment for the Employee or the Employer such provision will be deleted, and the Employer and Employee shall negotiate in good faith to amend this Agreement to provide the Employee with a similar benefit without the negative tax treatment.

21.     Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Employee’s employment to the extent necessary to effectuate the terms contained herein.

22.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws.

23.     Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Employer.

24.     Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Employer or, in the case of the Employer, at its main offices.

If to Employee:               Justin Wiernasz

478 Driftwood Ct.,

Marco Island, FL 34145

If to Employer:               Innovative Food Holdings, Inc.

28411 Race Track Road

Bonita Springs, FL 34135

Attn: CEO

Fax: (866) 343 – 6491

With a copy to:               Feder Kaszovitz LLP

845 Third Avenue

New York, New York 10022

Attn:     Howard I. Rhine, Esq.

Fax:     (212) 888-7776

25.     Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

INNOVATIVE FOOD HOLDINGS, INC.

By:

Name:

Title:

JUSTIN WIERNASZ

Exhibit A

Employee’s duties, and responsibilities

Employee shall have the title “Director of Strategic Acquisitions.” Responsibilities will include: (i) identifying and assisting in the acquisition and integration of strategic assets; (ii) identifying and executing on new growth opportunities; and (iii) identifying and executing growth initiatives for the Company and (iv) other projects and responsibilities as assigned by CEO.

Exhibit B

Market Capitalization Milestones

If the Fair Market Value of the Company’s common stock reaches $1.50 or more for 20 consecutive trading days during the Term (a “Lookback Period”), the Employee shall receive, within five business days following such 20th consecutive trading day, an award of shares of common stock having an aggregate Fair Market Value (based on the average of the Fair Market Values during the Lookback Period) equal to .10% (1/10th of a percent) of the difference between the Total Market Value on the date of this Agreement and the Total Market Value as of such 20th consecutive trading day. As used in this Agreement, “Total Market Value” shall mean the Fair Market Value times the number of outstanding shares on the relevant date. Additionally, if the Total Market Value of the Company reaches $520,000,000 for 20 consecutive trading days during the Term the Employee shall receive, within five business days following such 20th consecutive trading day, a one-time bonus grant of shares of common stock having an aggregate value equal to 1/2 a percent (.5%) of the Total Market Value and if the Total Market Value of the Company reaches $750,000,000 for 20 consecutive trading days during the Term the Employee shall receive, within five business days following such 20th consecutive trading day, a one-time bonus grant of shares of common stock having an aggregate value equal to one percent (1%) of the Total Market Value. The Employee will be entitled to earn the applicable percentage for each milestone only once. Fair Market Value, share trading prices, outstanding equity and similar concepts employed herein shall be equitably adjusted to offset stock splits, consolidations, stock dividends and similar events.

While the Employee acknowledges that he is responsible to pay income taxes applicable to any issuances of stock pursuant to meeting the Market Capitalization Milestones, the Company agrees that it shall withhold and pay the taxes on behalf of the Employee for any such grant and will cover additional taxes, if any, owed by the Employee via a net issuance at the time of the issuance of any shares related to Market Capitalization Milestones and/or at the time of a Code 83(b) election, if so requested by the Employee.

Financial and Event Milestones

Employer and Employee agree to negotiate in good faith to finalize bonuses based on financial milestones within a reasonable amount of time after the full execution of this Agreement.

Exhibit D

Annual Award

An annual award of shares of Company common stock having an aggregate value equal to five percent (5%) of the Employee’s then Base Salary (“Stock Compensation”). Provide however, in the event of a Change in Control such amount will be increased, retroactively to the date of this Agreement, to 20% of the Employee’s then Base Salary and the Company shall issue additional shares so that the Stock Compensation for such time up to the Change in Control will be equal to such increased amount (“Compensation Shares”). Shares, except Compensation Shares which shall be issued within 3 business days of the Change in Control, will be issued in twelve installments on the first business day of each calendar month and will vest monthly as issued (except as outlined below). Unless specified otherwise in this agreement, shares will be valued at the Fair Market Value.

The Employer shall withhold and pay the taxes on behalf of the Employee and will cover any additional taxes owed by the Employee via a net issuance and 83(b) election, if so requested by the Employee. The Employee shall have the right to require the Employer to subject any grant to restrictions as he deems appropriate in his sole discretion, provided that once such restriction is in place, it shall be unwaivable by the Employee.

Treatment upon termination of employment

Death or Disability	All unvested award shares immediately vest on the applicable Termination Date.
Voluntary quit	All unvested award shares that did not yet vest will be cancelled on the last day of employment.
Termination for Cause	All unvested award shares that did not yet vest will be cancelled on the last day of employment.
Termination without Cause or for Good Reason	All unvested award shares immediately vest on the applicable Termination Date.

The terms of any award under this Exhibit D shall be more fully set forth in an Award Agreement. It is expressly acknowledged and agreed that this Exhibit D is a summary of the contemplated terms of the applicable Award Agreement, which shall be subject to the Employer’s receipt of all corporate approvals required by applicable law or the rules and regulations of the Principal Market prior to effectiveness thereof. To the extent that there is any conflict between the terms of this Exhibit the applicable Award Agreement, the terms of the Award Agreement shall govern.

Exhibit F

Shares

1.     Except for unarranged open market sales and sales made to the current CEO of the Employer, the Employer shall have a right of first refusal to purchase any shares the Employee desires to sell at the Fair Market Value of the shares on the day of the sale.